MainStreet BankShares, Inc., headquartered in Martinsville, Virginia announced today that on January 13, 2005 it entered into an agreement to sell its wholly-owned subsidiary bank, Smith River Community Bank, National Association, with approximately $60 million in assets, also headquartered in Martinsville, Virginia, for $6.5 million to Argentum Capital Management, LLC, of Durham, North Carolina.

It is anticipated that the transaction will close by March 20, 2005. In addition to the $6.5 million selling price, MainStreet will provide Smith River certain administrative and related services for a period of 3 years after the closing in return for a $505,000 annual fee.

Andy McCullar, President and Chief Executive Officer of MainStreet stated, "We regret the necessity for divesting Smith River. However, after careful consideration of several alternatives, we concluded that the divestiture of Smith River to Argentum Capital Management allows Smith River to continue to operate as an independent community bank with the least amount of internal changes, while providing MainStreet with the capital it needs to facilitate its strategic objectives.

Mr. McCullar indicated that MainStreet intends to downstream a portion of the sale proceeds to its other wholly-owned subsidiary, Franklin Community Bank, National Association located in Franklin County, Virginia, to sustain its continuing growth. In addition the divestiture of Smith River, according to McCullar, will allow MainStreet to proceed with its objective of expanding its operations in high opportunity markets.